UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2007

ClearOne Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-17219	87-0398877
(Commission File Number)	(I.R.S. employer identification number)

5225 Wiley Post Way, Suite 500 Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 975-7200
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 30.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 40.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In response to ClearOne Communications, Inc.’s (“CLRO”) December 2006 application for listing on NASDAQ, CLRO was notified on June 12, 2007 that its application was denied. NASDAQ has relied on its Marketplace Rule 4300 which states that its staff has “broad discretionary authority over the initial and continued listing of securities in NASDAQ in order to maintain the quality of and public confidence in its market .… even though the securities meet all enumerated criteria for initial or continued listing on NASDAQ.”

According to the NASDAQ notification letter, its denial is based primarily upon its conclusion regarding the nature and extent of the Company’s relationship with Edward D. Bagley who is CLRO’s Chairman of the Board and owns approximately 17% of the Company’s outstanding shares. Mr. Bagley previously acted as a principal and owner of Bagley Securities, Inc. from 1986 to 1990. The notification letter indicated that between 1989 and 1992 the Securities and Exchange Commission, the National Association of Securities Dealers and five state regulatory authorities filed or initiated a number of individual and joint complaints or proceedings against Mr. Bagley and Bagley Securities, Inc. which had outcomes that were adverse to Mr. Bagley and Bagley Securities, Inc. As a result, the staff indicated that Mr. Bagley’s “relationship with the Company raises significant public interest concerns under Marketplace Rule 4300.” Mr. Bagley has acted as a director of CLRO since 1994. The board of directors believes that Mr. Bagley has provided valuable leadership to CLRO during this time.

CLRO is currently contemplating the NASDAQ letter and evaluating its options regarding its NASDAQ application. In the meantime, CLRO will continue to trade on the OTC Bulletin Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE COMMUNICATIONS, INC.

Date: June 15, 2007	By:	/s/ Greg LeClaire
Greg LeClaire
Chief Financial Officer